EXHIBIT 4.2

EXECUTIVE STOCK OPTION GRANT NOTICE AND AWARD AGREEMENT

Congratulations! As a key leader in our business, you are in a position to have significant influence on the outcomes that affect our guests and Pinnacle Entertainment, Inc. (the “Company” or “Pinnacle”). I am pleased to inform you that, in recognition of the role you play in our collective success, you have been issued an option to purchase shares of the Company’s common stock. This award is subject to the terms and conditions of the 2005 Equity and Performance Incentive Plan and the following Stock Option Agreement, which are in all events the governing documents for your award. The details of this award are indicated below.

Optionee:
Date of Grant:
Number of Shares of Common Stock:
Exercise Price Per Share:
Term of Option:
Vesting Commencement Date:
Type of Option:

Stock options can be a great opportunity for individual wealth creation. As our Company becomes more valuable through management running the business better and through growth opportunities, the value or price of a share of the Company’s common stock should increase. Through your efforts and the efforts of your colleagues, you have the ability to help increase the value of our Company for all shareholders.

Thank you for all you do each and every day as a leader and owner of the Company. Our focus on driving profitable revenues, eliminating non-value added expense and investing our capital prudently is collectively building a much stronger Pinnacle. We are establishing a balanced portfolio of properties as we continue to grow nationally and internationally, and are well on our way to becoming the BEST CASINO ENTERTAINMENT COMPANY IN THE WORLD.

It is an exciting time to be part of Pinnacle Entertainment!

Anthony Sanfilippo

President & CEO

THIS STOCK OPTION AGREEMENT (together with the above grant notice (the “Grant Notice”), the “Agreement”) is made and entered into as of the date set forth on the Grant Notice by and between Pinnacle Entertainment, Inc., a Delaware corporation (the “Company”), and the individual (the “Optionee”) set forth on the Grant Notice.

A. Pursuant to the Pinnacle Entertainment, Inc. 2005 Equity and Performance Incentive Plan (the “Plan”), the Compensation Committee (the “Committee”) has determined that it is to the advantage and best interest of the Company to grant to the Optionee an option (the “Option”) to purchase the number of shares of the Common Stock of the Company (the “Shares” or the “Option Shares”) set forth on the Grant Notice, at the exercise price determined as provided herein, and in all respects subject to the terms, definitions and provisions of the Plan, which is incorporated herein by reference.

B. Unless otherwise defined herein, capitalized terms used in this Agreement shall have the meanings set forth in the Plan.

NOW, THEREFORE, in consideration of the mutual agreements contained herein, the Optionee and the Company hereby agree as follows:

1. Acceptance of Agreement. Optionee has reviewed the Plan and this Agreement, and all provisions of the Plan and Agreement. By electronically accepting this Option according to the instructions provided by the Company’s designated broker, Optionee agrees that this electronic contract contains Optionee’s electronic signature, which Optionee has executed with the intent to sign this Agreement, and that this Option is granted under and governed by the terms and conditions of the Plan and this Agreement. Optionee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee on questions relating to the Plan and this Agreement.

2. Grant and Terms of Stock Option.

2.1 Grant of Option. Pursuant to the Grant Notice, the Company has granted to the Optionee the right and option to purchase, subject to the terms and conditions set forth in the Plan and this Agreement, all or any part of the number of Shares set forth on the Grant Notice at a purchase price per Share equal to the exercise price per Share set forth on the Grant Notice. If the Grant Notice indicates (under “Type of Option”) that this Option is an “ISO”, then this Option is intended by the Company and the Optionee to be an Incentive Stock Option. However, if the Grant Notice indicates that this Option is a “NQSO”, then this Option is not intended to be an Incentive Stock Option and is instead intended to be a Nonqualified Stock Option.

2.2 Vesting. Subject to the provisions of the Plan and the other provisions of this Agreement, this Option shall vest and become exercisable in four equal annual installments on first, second, third and fourth anniversaries of the Vesting Commencement Date (each a “Vesting Date”). Notwithstanding the foregoing and except as otherwise provided (including, without limitation, any additional vesting provisions) in a written employment agreement between the Company and the Optionee, (a) in the event of termination of the Optionee’s Continuous Status as an Employee, Director or Consultant for any reason (other than because of termination due to Cause), this Option shall immediately cease vesting; and (b) in the event of termination of the Optionee’s Continuous Status as an Employee, Director or Consultant because of termination due to Cause, then this entire Option shall be cancelled and terminated as of the date of such termination and shall no longer be exercisable as to any Shares, whether or not previously vested.

2.3 Term of Option. The “Term” of this Option shall begin on the Date of Grant set forth in the Grant Notice and end on the expiration of the Term specified in the Grant Notice. No portion of this Option may be exercised after the expiration of the Term.

2.3.1 In the event of termination of Optionee’s Continuous Status as an Employee, Director or Consultant for any reason other than death, Disability, or Cause, except as otherwise provided in a written employment agreement between the Company and the Optionee, the portion of this Option that is not vested and exercisable as of the date of termination shall be immediately cancelled and terminated. In addition, except as otherwise provided in a written employment agreement between the Company and the Optionee, the portion of this Option that is vested and exercisable as of the date of termination shall terminate and be cancelled on the earlier of (i) the expiration of the Term, or (ii) one year after termination of Optionee’s Continuous Status as an Employee, Director or Consultant.

2.3.2 In the event of termination of Optionee’s Continuous Status as an Employee, Director or Consultant by death or Disability, except as otherwise provided in a written employment agreement between the Company and the Optionee, the portion of this Option that is not vested and exercisable as of the date of termination shall be immediately cancelled and terminated. In addition, except as otherwise provided in a written employment agreement between the Company and the Optionee, the portion of this Option that is vested and exercisable as of the date of termination shall terminate and be cancelled on the earlier of (i) the expiration of the Term, or (ii) one year after termination of Optionee’s Continuous Status as an Employee, Director or Consultant by death or Disability.

2.3.3 If Optionee’s Continuous Status as an Employee, Director or Consultant is terminated for Cause, or if, after the termination of Optionee’s Continuous Status as an Employee, Director or Consultant, the Committee determines that Cause existed before such termination, except as otherwise provided in a written employment agreement between the Company and the Optionee, this entire Option shall be cancelled and terminated as of the date of such termination and shall no longer be exercisable as to any Shares, whether or not previously vested.

3. Method of Exercise.

3.1 Delivery of Notice of Exercise. This Option shall be exercisable by delivery of instructions, which shall state the election to exercise the Option, the number of Shares in respect of which the Option is being exercised, and such other representations and agreements as may be required by the Company pursuant to the provisions of the Plan. Exercise of the shares shall be performed by online execution of exercise through the designated broker’s internet tool, or delivery of verbal instruction to the designated broker’s customer service agent if so permitted by the designated broker, together with such information as the broker shall require to complete the transaction; or a combination thereof. The Option shall be deemed to be exercised no earlier than receipt by the designated broker of such exercise instructions accompanied by the aggregate exercise price. This Option may not be exercised for a fraction of a Share.

3.2 Restrictions on Exercise. No Shares will be issued pursuant to the exercise of this Option unless and until there shall have been full compliance with all applicable requirements of the Securities Act of 1933, as amended (whether by registration or satisfaction of exemption conditions), all applicable listing requirements of any national securities exchange or other market system on which the Common Stock is then listed and all applicable requirements of any Applicable Laws and of any regulatory bodies having jurisdiction over such issuance. As a condition to the exercise of this Option, the Company may require the Optionee to make any representation and warranty to the Company as may be necessary or appropriate, in the judgment of the Committee, to comply with any Applicable Law.

3.3 Method of Payment. Payment of the exercise price shall be made in full at the time of exercise (a) in cash or by certified check or bank check or wire transfer of immediately available funds, (b) by tendering previously acquired Shares (either actually or by attestation, valued at their then Fair Market Value) that have been owned for a period of at least six months (or such other period to avoid accounting charges against the Company’s earnings), (c) by delivery of the exercise instructions together with any other documentation as the designated broker (and Optionee’s broker, if applicable) require(s) to effect an exercise of the Option and delivery to the Company of the sale or other proceeds (as permitted by Applicable Law) required to pay the exercise price, or (d) any combination of any of the foregoing. In addition, the Committee may impose such other conditions in connection with the delivery of shares of Common Stock in satisfaction of the exercise price as it deems appropriate in its sole discretion.

3.4 Notice of Disqualifying Disposition of Incentive Stock Option. If this Option is an Incentive Stock Option and the Optionee sells or otherwise disposes of any of the Shares acquired upon exercise of this Option on or before the later of (i) two years after the date of grant, or (ii) one year after the date such Shares were acquired, the Optionee shall immediately notify the Company in writing of such disposition. The Optionee agrees that he or she may be subject to income tax withholding by the Company on the taxable income recognized as a result of such disposition and that the Optionee shall be required to satisfy such withholding obligations either by making a payment to the Company in cash or by withholding from current earnings of the Optionee.

3.5 No Rights as a Stockholder. Until the stock certificate evidencing shares of Common Stock issued upon exercise of this Option is issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares, notwithstanding the exercise of the Option.

4. Non-Transferability of Option. This Option may not be transferred in any manner otherwise than by will or by the laws of descent or distribution or to a beneficiary designated pursuant to the Plan, and may be exercised during the lifetime of Optionee only by Optionee or the Optionee’s guardian or legal representative. Subject to all of the other terms and conditions of this Agreement, following the death of Optionee, this Option may, to the extent it is vested and exercisable by Optionee in accordance with its terms on the date of death, be exercised by Optionee’s beneficiary or other person entitled to exercise this Option in the event of Optionee’s death under the Plan. Notwithstanding the first sentence of this Section 4, if this Option is a Nonqualified Stock Option, this Option may be assigned, in connection with the Optionee’s estate plan, in whole or in part, during the Optionee’s lifetime to one or more Family Members of the Optionee. Rights under the assigned portion may be exercised by the person or persons who acquire a proprietary interest in such Option pursuant to the assignment. The terms applicable to the assigned portion shall be the same as those in effect for the Option immediately before such assignment and shall be set forth in such documents issued to the assignee as the Committee deems appropriate.

5. Restrictions; Restrictive Legends. Ownership and transfer of Shares issued pursuant to the exercise of this Option will be subject to the provisions of, including ownership and transfer restrictions (including, without limitation, ownership and transfer restrictions imposed by applicable gaming laws) contained in, the Company’s Certificate of Incorporation, as amended from time to time, restrictions imposed by Applicable Laws and restrictions set forth or referenced in legends imprinted on certificates representing such Shares.

6. Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, to the extent that this Option had not been previously exercised, it will terminate immediately prior to the consummation of such proposed dissolution or liquidation. In such instance, the Committee may, in the exercise of its sole discretion, declare that this Option will terminate as of a date fixed by the Committee and give the Optionee the right to exercise this Option prior to such date as to all or any part of the optioned stock, including shares as to which this Option would not otherwise be exercisable.

7. General.

7.1 Governing Law. This Agreement shall be governed by and construed under the laws of the State of Delaware applicable to agreements made and to be performed entirely in Delaware, without regard to the conflicts of law provisions of Delaware or any other jurisdiction.

7.2 Community Property. Without prejudice to the actual rights of the spouses as between each other, for all purposes of this Agreement, the Optionee shall be treated as agent and attorney-in-fact for that interest held or claimed by his or her spouse with respect to this Option and the parties hereto shall act in all matters as if the Optionee was the sole owner of this Option. This appointment is coupled with an interest and is irrevocable.

7.3 No Employment Rights. Nothing herein contained shall be construed as an agreement by the Company or any of its subsidiaries, express or implied, to employ the Optionee or contract for the Optionee’s services, to restrict the Company’s or such subsidiary’s right to discharge the Optionee or cease contracting for the Optionee’s services or to modify, extend or otherwise affect in any manner whatsoever the terms of any employment agreement or contract for services which may exist between the Optionee and the Company or any of its subsidiaries.

7.4 Application to Other Stock. In the event any capital stock of the Company or any other corporation shall be distributed on, with respect to, or in exchange for shares of Common Stock as a stock dividend, stock split, reclassification or recapitalization in connection with any merger or reorganization or otherwise, all restrictions, rights and obligations set forth in this Agreement shall apply with respect to such other capital stock to the same extent as they are, or would have been applicable, to the Option Shares on or with respect to which such other capital stock was distributed.

7.5 No Third-Party Benefits. Except as otherwise expressly provided in this Agreement, none of the provisions of this Agreement shall be for the benefit of, or enforceable by, any third-party beneficiary.

7.6 Successors and Assigns. Except as provided herein to the contrary, this Agreement shall be binding upon and inure to the benefit of the parties, their respective successors and permitted assigns.

7.7 No Assignment. Except as otherwise provided in this Agreement, the Optionee may not assign any of his, her or its rights under this Agreement without the prior written consent of the Company, which consent may be withheld in its sole discretion. The Company shall be permitted to assign its rights or obligations under this Agreement, but no such assignment shall release the Company of any obligations pursuant to this Agreement.

7.8 Severability. The validity, legality or enforceability of the remainder of this Agreement shall not be affected even if one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable in any respect.

7.9 Equitable Relief. The Optionee acknowledges that, in the event of a threatened or actual breach of any of the provisions of this Agreement, damages alone will be an inadequate remedy, and such breach will cause the Company great, immediate and irreparable injury and damage. Accordingly, the Optionee agrees that the Company shall be entitled to injunctive and other equitable relief, and that such relief shall be in addition to, and not in lieu of, any remedies it may have at law or under this Agreement.

7.10 Arbitration.

7.10.1 General. Any controversy, dispute, or claim between the parties to this Agreement, including any claim arising out of, in connection with, or in relation to the formation, interpretation, performance or breach of this Agreement shall be settled exclusively by arbitration, before a single arbitrator, in accordance with this Section 7.10 and the then most applicable rules of the American Arbitration Association. Judgment upon any award rendered by the arbitrator may be entered by any state or federal court having jurisdiction thereof. Such arbitration shall be administered by the American Arbitration Association. Arbitration shall be the exclusive remedy for determining any such dispute, regardless of its nature. Notwithstanding the foregoing, either party may in an appropriate matter apply to a court for provisional relief, including a temporary restraining order or a preliminary injunction, on the ground that the award to which the applicant may be entitled in arbitration may be rendered ineffectual without provisional relief. Unless mutually agreed by the parties otherwise, any arbitration shall take place in the City of Las Vegas, Nevada.

7.10.2 Selection of Arbitrator. In the event the parties are unable to agree upon an arbitrator, the parties shall select a single arbitrator from a list of nine arbitrators drawn by the parties at random from the “Independent” (or “Gold Card”) list of retired judges or, at the option of the Optionee, from a list of nine persons (which shall be retired judges or corporate or litigation attorneys experienced in stock options and buy-sell agreements) provided by the office of the American Arbitration Association having jurisdiction over Las Vegas, Nevada. If the parties are unable to agree upon an arbitrator from the list so drawn, then the parties shall each strike names alternately from the list, with the first to strike being determined by lot. After each party has used four strikes, the remaining name on the list shall be the arbitrator. If such person is unable to serve for any reason, the parties shall repeat this process until an arbitrator is selected.

7.10.3 Applicability of Arbitration; Remedial Authority. This agreement to resolve any disputes by binding arbitration shall extend to claims against any parent, subsidiary or affiliate of each party, and, when acting within such capacity, any officer, director, stockholder, employee or agent of each party, or of any of the above, and shall apply as well to claims arising out of state and federal statutes and local ordinances as well as to claims arising under the common law. In the event of a dispute subject to this paragraph the parties shall be entitled to reasonable discovery subject to the discretion of the arbitrator. The remedial authority of the arbitrator (which shall include the right to grant injunctive or other equitable relief) shall be the same as, but no greater than, would be the remedial power of a court having jurisdiction over the parties and their dispute. The arbitrator shall, upon an appropriate motion, dismiss any claim without an evidentiary hearing if the party bringing the motion establishes that he or it would be entitled to summary judgement if the matter had been pursued in court litigation. In the event of a conflict between the applicable rules of the American Arbitration Association and these procedures, the provisions of these procedures shall govern.

7.10.4 Fees and Costs. Any filing or administrative fees shall be borne initially by the party requesting arbitration. The Company shall be responsible for the costs and fees of the arbitration, unless the Optionee wishes to contribute (up to 50%) of the costs and fees of the arbitration. Notwithstanding the foregoing, the prevailing party in such arbitration, as determined by the arbitrator, and in any enforcement or other court proceedings, shall be entitled, to the extent permitted by law, to reimbursement from the other party for all of the prevailing party’s costs (including but not limited to the arbitrator’s compensation), expenses, and attorneys’ fees.

7.10.5 Award Final and Binding. The arbitrator shall render an award and written opinion, and the award shall be final and binding upon the parties. If any of the provisions of this paragraph, or of this Agreement, are determined to be unlawful or otherwise unenforceable, in whole or in part, such determination shall not affect the validity of the remainder of this Agreement, and this Agreement shall be reformed to the extent necessary to carry out its provisions to the greatest extent possible and to insure that the resolution of all conflicts between the parties, including those arising out of statutory claims, shall be resolved by neutral, binding arbitration. If a court should find that the arbitration provisions of this Agreement are not absolutely binding, then the parties intend any arbitration decision and award to be fully admissible in evidence in any subsequent action, given great weight by any finder of fact, and treated as determinative to the maximum extent permitted by law.

7.11 Withholding Taxes. The Company has the right to take whatever steps the Company deems necessary or appropriate to comply with all applicable federal, state, local, and employment tax withholding requirements, and the Company’s obligations to deliver shares of Common Stock upon the exercise of this Option will be conditioned upon compliance with all such withholding tax requirements. Without limiting the generality of the foregoing, upon the exercise of this Option, the Company will have the right to withhold taxes from any other compensation or other amounts which it may owe to the Optionee, or to require the Optionee to pay to the Company the amount of any taxes which the Company may be required to withhold with respect to the shares issued on such exercise. Without limiting the generality of the foregoing, the Committee in its discretion may authorize the Optionee to satisfy all or part of any withholding tax liability by (a) having the Company withhold from the shares of Common Stock which would otherwise be issued on the exercise of an Option that number of shares having a Fair Market Value, as of the date the withholding tax liability arises, equal to or less than the amount of the Company’s withholding tax liability, or (b) by delivering to the Company previously-owned and unencumbered shares of the Common Stock having a Fair Market Value, as of the date the withholding tax liability arises, equal to or less than the amount of the Company’s withholding tax liability.

7.12 Headings. The section headings in this Agreement are inserted only as a matter of convenience, and in no way define, limit, extend or interpret the scope of this Agreement or of any particular section.

7.13 Number and Gender. Throughout this Agreement, as the context may require, (a) the masculine gender includes the feminine and the neuter gender includes the masculine and the feminine; (b) the singular tense and number includes the plural, and the plural tense and number includes the singular; (c) the past tense includes the present, and the present tense includes the past; (d) references to parties, sections, paragraphs and exhibits mean the parties, sections, paragraphs and exhibits of and to this Agreement; and (e) periods of days, weeks or months mean calendar days, weeks or months.

7.14 Electronic Delivery and Disclosure. The Company may, in its sole discretion, decide to deliver or disclose, as applicable, any documents related to this Option granted under the Plan, future options that may be granted under the Plan, the prospectus related to the Plan, the Company’s annual reports or proxy statements by electronic means or to request Optionee’s consent to participate in the Plan by electronic means. Optionee hereby consents to receive such documents delivered electronically or to retrieve such documents furnished electronically, as applicable, and agrees to participate in the Plan through any online or electronic system established and maintained by the Company or another third party designated by the Company.

7.15 Data Privacy. Optionee agrees that all of Optionee’s information that is described or referenced in this Agreement and the Plan may be used by the Company, its affiliates and the designated broker and its affiliates to administer and manage Optionee’s participation in the Plan.

7.16 Acknowledgments of Optionee. Optionee has reviewed the Plan and this Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement, fully understands all provisions of the Plan and Agreement and, by accepting the Notice of Grant, acknowledges and agrees to all of the provisions of the Plan and this Agreement.

7.17 Complete Agreement. The Grant Notice, this Agreement and the Plan constitute the parties’ entire agreement with respect to the subject matter hereof and supersede all agreements, representations, warranties, statements, promises and understandings, whether oral or written, with respect to the subject matter hereof.

7.18 Waiver of Jury Trial. TO THE EXTENT EITHER PARTY INITIATES LITIGATION INVOLVING THIS AGREEMENT OR ANY ASPECT OF THE RELATIONSHIP BETWEEN US (EVEN IF OTHER PARTIES OR OTHER CLAIMS ARE INCLUDED IN SUCH LITIGATION), ALL OF THE PARTIES WAIVE THEIR RIGHT TO A TRIAL BY JURY. THIS WAIVER WILL APPLY TO ALL CAUSES OF ACTION THAT ARE OR MIGHT BE INCLUDED IN SUCH ACTION, INCLUDING CLAIMS RELATED TO THE ENFORCEMENT OR INTERPRETATION OF THIS AGREEMENT, ALLEGATIONS OF STATE OR FEDERAL STATUTORY VIOLATIONS, FRAUD, MISREPRESENTATION, OR SIMILAR CAUSES OF ACTION, AND IN CONNECTION WITH ANY LEGAL ACTION INITIATED FOR THE RECOVERY OF DAMAGES BETWEEN OR AMONG US OR BETWEEN OR AMONG ANY OF OUR OWNERS, AFFILIATES, OFFICERS, EMPLOYEES OR AGENTS.